UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2009

Sepracor Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-19410	22-2536587
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA		01752
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On July 1, 2009, Sepracor Inc. (“Sepracor”) announced that it has completed the analysis and validation of the preliminary results of a Phase II, 514-patient study evaluating the efficacy and safety of SEP-225289 for the treatment of Major Depressive Disorder, including patients with melancholic and atypical features. Sepracor determined that SEP-225289 did not meet the primary efficacy endpoint, which was a reduction in symptoms of depression following eight weeks of treatment, as assessed using the clinician-rated, 17-item HAM-D scale (Hamilton Depression Rating Scale, a standard scale used to assess depression in clinical trials and consisting of a list of symptoms commonly associated with depression). The positive control in the study (venlafaxine extended-release) did achieve separation from placebo that was statistically significant on the primary endpoint.

In this study, the measured serum concentrations of SEP-225289 were found to be below expected levels of exposure for both doses studied and were well below exposure profiles observed in several Phase I studies.  Further, the adverse event profile demonstrated by SEP-225289 was inconsistent with prior clinical experience and was similar to the side effect profile observed when patients were administered placebo. As such, preliminary data are inconclusive pending further investigation of the dose exposure relationship of SEP-225289.

Sepracor is in the process of further analysis of the dose response and secondary endpoints to determine how or if it will move forward with SEP-225289.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: July 1, 2009	By:	/s/ Andrew I. Koven
Name: Andrew I. Koven
Title: Executive Vice President, General Counsel and Corporate Secretary